Filed Pursuant to Rule 424(b)(2)
Registration No. 333-151924
CALCULATION OF REGISTRATION FEE

	Proposed Maximum Aggregate	Amount of
Title of Each Class of Securities to be Registered	Offering Price(1)	Registration Fee(2)

Class A Common Stock, par value $0.10 per share	$275,000,000	$15,345

(1)	Pursuant to Rule 457(o) under the Securities Act of 1933, as amended, the registration fee was calculated based on a maximum aggregate offering price.

(2)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended. In connection with the filing of its Registration Statement on Form S-3 (File No. 333-151924), the registrant previously carried forward a registration fee of $166,181 that was paid with regard to securities registered in its Registration Statements on Form S-3 (File Nos. 333-117090 and 333-65244) that have not been sold. $15,345 of the previously paid $166,181 registration fee will be applied with respect to the filing of this prospectus supplement. This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the registrant’s Registration Statement on Form S-3 (File No. 333-151924) in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-151924
Prospectus Supplement
(To Prospectus dated June 25, 2008)
$275,000,000
Lennar Corporation
Class A Common Stock

We have entered into distribution agreements with J.P. Morgan Securities Inc. (“J.P.Morgan”), Citigroup Global Markets Inc. (“Citi”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) and Deutsche Bank Securities Inc. (“Deutsche Bank” and together with J.P.Morgan, Citi and Merrill Lynch, the “Agents”) relating to shares of our Class A common stock, par value $0.10 per share.
Under the distribution agreements, we may offer and sell shares of our Class A common stock having an aggregate offering price of up to $275 million from time to time through any one of the Agents, as our distribution agent. Sales of the shares, if any, will be made by means of ordinary brokers’ transactions at market prices or as otherwise agreed with J.P.Morgan, Citi, Merrill Lynch or Deutsche Bank, as applicable.
Under the terms of the distribution agreements, we also may sell shares of Class A common stock to one or more of the Agents, as principals for their own accounts, at prices to be agreed upon at the time of sale. If we sell shares to one or more of the Agents, as principal, we will enter into a separate terms agreement, and we will describe the agreement in a separate prospectus supplement or pricing supplement.
Our Class A common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “LEN.” The closing price of our Class A common stock on the NYSE on April 17, 2009 was $9.34 per share.
Investing in our Class A common stock involves a high degree of risk. See “Risk Factors” beginning on page S-3 of this prospectus supplement, “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended November 30, 2008, which is incorporated by reference in this prospectus supplement, and risks described in the other documents incorporated by reference in this prospectus supplement or the accompanying prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary would be a criminal offense.
The Agents, in the aggregate, will receive from us a commission of 2.0% of the gross sales price per share for any shares sold through them as our distribution agents under the distribution agreements. Subject to the terms and conditions of the applicable distribution agreement, J.P.Morgan, Citi, Merrill Lynch or Deutsche Bank, as applicable, will use its commercially reasonable efforts to sell on our behalf any shares to be offered by us under the applicable distribution agreement.

J.P.Morgan	Citi	Merrill Lynch & Co.	Deutsche Bank Securities
April 20, 2009

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus or in any free writing prospectus that we may provide to you. We have not, and none of the Agents has, authorized any person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and none of the Agents is, making an offer to sell these shares of our Class A common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus or in any free writing prospectus that we may provide to you is accurate only as of the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

Prospectus Supplement

S-i

About This Prospectus Supplement
This document consists of two parts. The first part is the prospectus supplement, which describes the terms of the offering of our Class A common stock. The second part is the accompanying prospectus, which provides general information about us and our securities, some of which may not apply to the Class A common stock that we are currently offering.
Both this prospectus supplement and the accompanying prospectus include important information about us and our Class A common stock, and other information of which you should be aware before investing in our Class A common stock. This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus. To the extent that any statements that we make in this prospectus supplement are inconsistent with statements made in the accompanying prospectus, the statements made in this prospectus supplement are deemed to modify the statements made in the accompanying prospectus. You should read both this prospectus supplement and the accompanying prospectus, as well as the additional materials described under the caption “Where You Can Find More Information” in the accompanying prospectus, before investing in our Class A common stock.
In this prospectus supplement and the accompanying prospectus, unless otherwise indicated, the terms “Company,” “we,” “us” and “our” refer to Lennar Corporation and its consolidated subsidiaries.

S-ii

Cautionary Note Regarding Forward-Looking Statements
     Some of the statements in this prospectus supplement or in the accompanying prospectus or documents incorporated by reference into them are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our business, financial condition, results of operations, cash flows, strategies and prospects. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described under the caption “Risk Factors” in this prospectus supplement, those described under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended November 30, 2008, and any risk factors described in other documents incorporated by reference into this prospectus supplement. We do not undertake any obligation to update forward-looking statements, whether as a result of new information, future events or otherwise.

S-iii

Summary
This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This is not intended to be a complete description of the matters covered in this prospectus supplement and the accompanying prospectus and is subject, and qualified in its entirety by reference, to the more detailed information and financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus.
Lennar Corporation
We are one of the nation’s largest homebuilders and a provider of financial services. Our homebuilding operations include the construction and sale of single-family attached and detached homes, and to a lesser extent multi-level residential buildings, as well as the purchase, development and sale of residential land directly and through unconsolidated entities in which we have investments. We conduct homebuilding activities in 14 states, with our largest homebuilding operations in Florida, Texas and California. We also provide mortgage financing, title insurance and closing services as well as other ancillary services to our home buyers and others. Substantially all of the loans that we originate are sold in the secondary mortgage market on a servicing released, non-recourse basis; although, we remain liable for certain limited representations and warranties related to loan sales. Our financial services segment operates generally in the same states as our homebuilding operations, but also operates in other states.
For additional information, see our Annual Report on Form 10-K for the fiscal year ended November 30, 2008, and our Quarterly Report on Form 10-Q for the period ended February 28, 2009, each of which is incorporated into this prospectus supplement by reference.

The Offering

Issuer	Lennar Corporation

Class A Common stock offered	Shares of our Class A common stock having an aggregate offering price of up to $275 million.

Use of proceeds	We will use the proceeds from this offering for working capital and general corporate purposes, which may include repayment of indebtedness and acquisitions, possibly including a transaction relating to LandSource Communities Development LLC. See “Use of Proceeds.”

Dividends	On February 13, 2009, we paid a quarterly cash dividend of $0.04 per share of Class A common stock to holders of record on February 3, 2009. In 2008, we paid cash dividends of $0.16 per share of Class A common stock on February 19, May 15 and August 5, and a cash dividend of $0.04 per share of Class A common stock on November 13. We paid the same cash dividends per share with regard to our Class B common stock. On May 20, 2009, we will pay a dividend of $0.04 per share to the holders of record of our Class A common stock (and our Class B common stock) on May 5, 2009. Purchasers of shares offered by this prospectus supplement whose purchases are settled on or before May 5, 2009 will receive that dividend. Purchasers whose purchases are not settled until after that date will not receive the dividend. Any future determination to pay cash dividends will be at the discretion of our board of directors, subject to applicable limitations under Delaware law or under debt agreements. Factors our board of directors will consider with regard to any such determination will include our results of operations, financial condition and contractual restrictions, as well as any other factors our board of directors deem relevant.

Risk factors	Investing in our Class A common stock involves a high degree of risk. Potential investors are urged to consider the risk factors relating to our business and an investment in our Class A common stock described under the caption “Risk Factors” beginning on page S-3 of this prospectus supplement, described under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended November 30, 2008, which is incorporated by reference into this prospectus supplement, and any risk factors described in other documents incorporated by reference into this prospectus supplement. The risk factors in our Annual Report on Form 10-K for the fiscal year ended November 30, 2008 address, among other matters, the potential effect of negative economic conditions and tightening or disruption in credit markets on our business and financial performance.

NYSE trading symbol	“LEN”

Transfer agent and registrar	Computershare Trust Company, N.A.

Risk Factors
An investment in our common stock involves a high degree of risk. Before you make an investment decision, you should carefully consider the risks described below and the risks described under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended November 30, 2008, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. Our business, results of operations and financial condition could be materially adversely affected by any of these risks. The market or trading price of our Class A common stock could decline due to any of these risks or other factors, and you may lose all or part of your investment.
Our Class A common stock is an equity security and therefore is junior to our existing and future indebtedness.
Our Class A common stock is an equity security. As such, shares of our Class A common stock will, in effect, rank junior to all of our existing and future indebtedness, to all other non-equity claims against us or our assets, and to any preferred stock that we may issue in the future, and to other non-equity claims on us and our assets. Our existing and future indebtedness may restrict payment of dividends on our Class A common stock.
Additionally, unlike indebtedness, for which principal and interest customarily are payable on specified due dates, in the case of our Class A common stock, (1) dividends are payable only when and if declared by our board of directors or a duly authorized committee of the board and (2) as a corporation, we are restricted from making dividend payments and redemption payments other than out of legally available net assets.
Our Class A common stock places no restrictions on our business or operations or on our ability to incur indebtedness or issue preferred stock.
There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.
We are not restricted from issuing additional shares of our Class A or Class B common stock or preferred stock, or from issuing securities that are convertible into or exchangeable for, or that represent the right to receive, Class A or Class B common stock or preferred stock or any similar securities. The market price of our Class A common stock could decline as a result of sales of a large number of shares of our Class A common stock in the market after this offering or the perception that such sales could occur.
We have a stockholder who can exercise significant influence over matters that are brought to a vote of our stockholders.
Stuart A. Miller, our President, Chief Executive Officer and a Director, has voting control, through personal holdings and family-owned entities, of Class A and Class B common stock. Because Mr. Miller and his family own 68.4% of the Class B common stock, and the Class B common stock entitles its holders to ten votes per share (compared with one vote per share with regard to the Class A common stock), Mr. Miller can cast approximately 49% of the votes that may be cast by the holders of our outstanding Class A and Class B common stock combined. That effectively gives Mr. Miller the power to control the election of our directors and the approval of matters that are presented to our stockholders. Mr. Miller’s voting power might discourage someone from acquiring us or from making a significant equity investment in us, even if we needed the investment to meet our obligations and to operate our business. Also, because of his voting power, Mr. Miller may be able to authorize actions that are contrary to what our other stockholders desire.
We could change our existing dividend policy in the future.
The declaration and payment of dividends on our Class A common stock is at the discretion of our board of directors. For example, if the deteriorating economic conditions or disruptions in the credit markets continue to have a significant impact on our operations and profitability, and on our liquidity and ability to obtain financing, our board of directors could decide to further reduce or even suspend dividend payments in the future.
The market price of our Class A common stock may be adversely affected by market conditions affecting the stock markets in general, including price and trading fluctuations on the NYSE.
The market price of our Class A common stock may be adversely affected by market conditions affecting the stock markets in general, including price and trading fluctuations on the NYSE. These conditions may result in (1) volatility in the level of, and fluctuations in, the market prices of stocks generally and, in turn, our common stock and (2) sales of substantial amounts of our Class A common stock in the market, either of which could be unrelated or disproportionate to changes in our operating performance. The overall weakness in the economy and the current financial crisis have recently contributed to the extreme volatility of the markets, and together with the significant problems in the homebuilding industry, have significantly affected the market price of our Class A common stock.

Use of Proceeds
We will use the net proceeds from this offering for working capital and general corporate purposes, which may include repayment of indebtedness and acquisitions. We have submitted a non-binding proposal to purchase an interest in LandSource Communities Development, LLC and some of its assets. If we enter into a transaction of that type, we might use part of the net proceeds from this offering in connection with that transaction. Affiliates of the Agents act as lenders and/or as agents under our credit facility and may receive a portion of the proceeds from sales of our Class A common stock that are the subject of this prospectus supplement if, and to the extent, those proceeds are used to repay borrowings under our credit facility.
Price Range of Our Class A Common Stock and
Dividend Policy
Our common stock is traded on the NYSE under the symbol “LEN.” The following table sets forth the high and low sales prices per share of our Class A common stock as reported on the NYSE with regard to each of our fiscal quarters between December 1, 2006 and April 17, 2009, and the dividends declared by us each fiscal quarter during that period.

	Class A common	Class A common
	stock High	stock Low	Dividend
Fiscal Year 2009
Second Quarter (through April 17, 2009)	$11.25	$5.72	$0.04	*
First Quarter	$11.56	$5.54	$0.04

Fiscal Year 2008
Fourth Quarter	$16.90	$3.42	$0.04
Third Quarter	17.22	9.33	0.16
Second Quarter	22.73	13.40	0.16
First Quarter	21.64	11.98	0.16

Fiscal Year 2007
Fourth Quarter	$28.96	$14.00	$0.16
Third Quarter	45.90	26.92	0.16
Second Quarter	49.90	40.65	0.16
First Quarter	56.54	48.33	0.16

*	On May 20, 2009, we will pay a dividend of $0.04 per share to the holders of record of our Class A common stock (and our Class B common stock) on May 5, 2009. Purchasers of shares offered by this prospectus supplement whose purchases are settled on or before May 5, 2009 will receive that dividend. Purchasers whose purchases are not settled until after that date will not receive the dividend.
The table above shows only historical information. This may not be meaningful information to you in determining whether to purchase shares of our Class A common stock. You are urged to obtain current market quotations for our Class A common stock and to review carefully the other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus.

On April 17, 2009, the last reported sale price of our Class A common stock was $9.34 per share.
Any future determination to pay dividends will be at the discretion of our board of directors, subject to applicable limitations under Delaware law, and will be dependent upon our results of operations, financial condition, contractual restrictions and other factors deemed relevant by our board of directors.
Description of Our Class A Common Stock
See “Description of Common Stock and Preferred Shares” in the accompanying prospectus for a description of our Class A common stock.
The transfer agent and registrar for our Class A common stock is Computershare Trust Company, N.A.
U.S. Federal Income Tax Considerations For Non-U.S. Holders of Our Class A Common Stock
The following is a summary of certain material U.S. federal income tax considerations with respect to the ownership and disposition of shares of our Class A common stock applicable to non-U.S. holders who acquire shares in this offering and hold those shares as a capital asset (generally, property held for investment). For purposes of this discussion, a “non-U.S. holder” generally means a beneficial owner of our Class A common stock that is not, for U.S. federal income tax purposes, a partnership and is not: (a) a citizen or individual resident of the United States, (b) a corporation (or other entity that is treated as a corporation for U.S. tax purposes) created or organized in the United States or under the laws of the United States, any state of the United States or the District of Columbia, (c) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, or (d) trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes.
This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), Treasury regulations promulgated under the Code, judicial opinions, published positions of the Internal Revenue Service, and other applicable authorities, all of which are subject to change (possibly with retroactive effect). This discussion does not address all aspects of U.S. federal income taxation that may be material to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances, nor does it address any aspects of U.S. federal estate and gift, state, local, or non-U.S. taxes. This discussion does not apply to non-U.S. holders that own (or are deemed to own) more than 5% of our Class A common stock or to certain U.S. expatriates. Each prospective non-U.S. holder is urged to consult its tax advisor regarding the U.S. federal, state, local and foreign income and other tax consequences of the ownership, sale, or other disposition of our common stock.
If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our Class A common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partners of a partnership holding our common stock should consult their tax advisor as to the particular U.S. federal income tax consequences applicable to them.
Dividends
In general, any distribution that we make to a non-U.S. holder with respect to its shares of our Class A common stock that constitutes a dividend for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% of the gross amount, unless the non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable tax treaty and the non-U.S. holder provides proper certification of its eligibility for that reduced rate. A distribution will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Any distribution that does not constitute a dividend will be treated first as reducing the adjusted basis in the non-U.S. holder’s shares of our Class

A common stock dollar for dollar and, to the extent that the distribution exceeds the non-U.S. holder’s adjusted basis in its shares of our Class A common stock, as capital gain from the sale or exchange of those shares.
Any dividends that we pay to a non-U.S. holder that are effectively connected with its conduct of a trade or business within the United States (and, if a tax treaty applies, are attributable to a permanent establishment or fixed base within the United States) generally will not be subject to U.S. withholding tax, as described above, if the non-U.S. holder complies with applicable certification and disclosure requirements. Instead, those dividends generally will be subject to U.S. federal income tax on a net income basis, in generally the same manner as if the non-U.S. holder were a resident of the United States. Dividends received by a foreign corporation that are effectively connected with its conduct of a trade or business within the United States may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable tax treaty).
Gain on sale or other disposition of Class A common stock
In general, a non-U.S. holder will be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of the non-U.S. holder’s shares of our Class A common stock if:
•	the gain is effectively connected with a trade or business carried on by the non-U.S. holder within the United States (and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment or fixed base of the non-U.S. holder);
•	the non-U.S. holder is an individual and is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are satisfied; or
•	the non-U.S. holder does not timely establish that we have not been a U.S. real property holding corporation (a “USRPHC”) for U.S. federal income tax purposes at any time within the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder’s holding period of our Class A common stock.
Gain that is effectively connected with the conduct of a trade or business in the United States (or so treated) generally will be subject to U.S. federal income tax, net of certain deductions, at regular U.S. federal income tax rates. If the non-U.S. holder is a foreign corporation and has a U.S. branch, the branch profits tax described above also may apply to such effectively connected gain. An individual non-U.S. holder who is subject to U.S. federal income tax because the non-U.S. holder was present in the United States for 183 days or more during the year of sale or other disposition of our Class A common stock will be subject to a flat 30% tax on the gain derived from that sale or other disposition, which gain may be offset by U.S. source capital losses of such non-U.S. holder, if any.
We believe that we currently are a USRPHC. However, even if we are a USRPHC currently or in the future, a non-U.S. holder who at no time directly, indirectly, or constructively owns more than 5% of the shares of our Class A common stock generally will not be subject to U.S. federal income tax on the disposition of its shares of Class A common stock, provided that our Class A common stock continues to be regularly traded on an established securities market within the meaning of the applicable regulations.
Backup withholding, information reporting and other reporting requirements
We must report annually to the Internal Revenue Service, and to each non-U.S. holder, the amount of dividends paid to, and the tax withheld with respect to, each non-U.S. holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of this information reporting may also be made available under the provisions of a specific tax treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established.
A holder will generally be subject to backup withholding (currently at a 28% rate) for dividends on our Class A common stock paid to that holder, unless the holder certifies under penalties of perjury that, among other things, it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person), or the holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our Class A common stock within the United States or conducted through certain U.S. related financial intermediaries (such as the U.S. office of a foreign the Agents), unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person as defined in the Code), or the beneficial owner otherwise establishes its right to an exemption.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be credited against the non-U.S. holder’s U.S. federal income tax liability, if any, or refunded, provided that the required information is furnished to the Internal Revenue Service in a timely manner. Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.
Plan of Distribution
We have entered into distribution agreements with J.P.Morgan, Citi, Merrill Lynch and Deutsche Bank under which we may issue and sell from time to time shares of our Class A common stock having an aggregate offering price of up to $275 million through, at our discretion, any of J.P.Morgan, Citi, Merrill Lynch or Deutsche Bank as our distribution agent (such agent selected by us for a sale, the “Designated Agent”). Sales of the shares of our Class A common stock, if any, will be made by means of ordinary brokers’ transactions at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, or in such other transactions as agreed upon by us and the Designated Agent. As agents, none of J.P.Morgan, Citi, Merrill Lynch or Deutsche Bank will engage in any transactions that stabilize our Class A common stock.
Each of J.P.Morgan, Citi, Merrill Lynch and Deutsche Bank will offer Class A common stock subject to the terms and conditions of the applicable distribution agreement on a daily basis or as otherwise agreed upon by us and J.P.Morgan, Citi, Merrill Lynch or Deutsche Bank, as applicable. We will designate the maximum amount of Class A common stock to be sold through the Designated Agent on a daily basis or otherwise determine that maximum amount together with the Designated Agent. Subject to the terms and conditions of the distribution agreements, J.P.Morgan, Citi, Merrill Lynch or Deutsche Bank, as applicable, will use its commercially reasonable efforts as the Designated Agent to sell on our behalf all of the designated shares of our Class A common stock. We may instruct the Designated Agent not to sell Class A common stock on a day if the sales cannot be effected at or above a price we designate. We may suspend the offering of Class A common stock under any distribution agreement by notifying J.P.Morgan, Citi, Merrill Lynch or Deutsche Bank, as applicable. J.P.Morgan, Citi, Merrill Lynch or Deutsche Bank may suspend the offering of Class A common stock under the applicable distribution agreement by notifying us of such suspension.
The Agents, in the aggregate, will receive from us a commission equal to 2.0% of the gross sales price per share for any shares sold through them as our distribution agents under the distribution agreements unless we and they agree otherwise. The remaining sale proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental, regulatory or self-regulatory organization in connection with the sales, will be our net proceeds from the sale of those shares. We have agreed to reimburse the Agents for certain of their expenses in certain circumstances.
J.P.Morgan, Citi, Merrill Lynch or Deutsche Bank, as applicable, will provide written confirmation to us following the close of trading on the NYSE each day in which it sells shares of Class A common stock for us under the applicable distribution agreement. Each confirmation will include the number of shares we sold on that day, the gross sales price per share and the net proceeds to us.
Settlement for each sale of shares of our Class A common stock will occur, unless the parties agree otherwise, on the third business day following the date on which the sale is made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or under a similar arrangement.
Under the terms of the distribution agreements, we also may sell shares of our Class A common stock to one or more of the Agents, as principals for their own accounts, at prices agreed upon at the time of sale. If we sell shares to one of the Agents as principal, we will enter into a separate terms agreement, and we will describe that agreement in a separate prospectus supplement or pricing supplement.
We will report in a prospectus supplement and/or our filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, at least quarterly the number of shares of our Class A common stock sold through J.P.Morgan, Citi, Merrill Lynch and/or Deutsche Bank under the distribution agreements, the net proceeds to us and the compensation paid by us to J.P.Morgan, Citi, Merrill Lynch and/or Deutsche Bank in connection with those sales.
In connection with the sale of Class A common stock on our behalf, J.P.Morgan, Citi, Merrill Lynch or Deutsche Bank may be deemed to be an “underwriter” within the meaning of that term contained in the Securities Act of 1933, and the compensation paid to J.P.Morgan, Citi, Merrill Lynch and/or Deutsche Bank may be deemed to be underwriting commissions or discounts. We have agreed in the distribution agreements to provide indemnification and contribution to the Agents against certain civil liabilities, including liabilities under the Securities Act.
In the ordinary course of their business, J.P.Morgan, Citi, Merrill Lynch and/or Deutsche Bank, or their respective affiliates, have in the past performed, and may continue to perform, investment banking, broker dealer, financial advisory or other services for us, for which they have received, or may receive, separate fees. J.P.Morgan, or one of its affiliates, is joint lead arranger, joint bookrunner, administrative agent and a lender under our credit facility, Citi, or one of its affiliates, is a managing agent and a lender under our credit facility, Merrill Lynch, or one of its affiliates, is a documentation agent and a lender under our credit facility and Deutsche Bank, or one of its affiliates, is joint lead arranger, joint bookrunner and a lender under our credit facility. They may receive a portion of the proceeds from sales of our Class A common stock that are the subject of this prospectus supplement if, and to the extent, those proceeds are used to repay borrowings under our credit facility.
The Agents have determined that our Class A common stock is an “actively-traded security” excepted from the requirements of Rule 101 of Regulation M under the Exchange Act by Rule 101(c)(1) under that Act. If J.P.Morgan, Citi, Merrill Lynch, Deutsche Bank or we have reason to believe that the exemptive provisions set forth in Rule 101(c)(1) of Regulation M under the Securities Exchange Act of 1934 are not satisfied, that party will promptly notify the others and sales of Class A common stock under the distribution agreements and any terms agreement will be suspended until that or other exemptive provisions have been satisfied in the judgment of J.P.Morgan, Citi, Merrill Lynch, Deutsche Bank and us.
The offering of shares of our Class A common stock pursuant to the distribution agreements will terminate upon the earlier of (1) the sale of all shares of Class A common stock subject to the distribution agreements and (2) the termination of the applicable distribution agreement by us or by J.P.Morgan, Citi, Merrill Lynch or Deutsche Bank, as applicable.
We estimate that the total expenses of the offering payable by us, excluding discounts and commissions payable to the Agents under the distribution agreements, will be approximately $200,000.
Legal Matters
The validity of our Class A common stock that is being offered by this prospectus supplement will be passed upon for us by Clifford Chance US LLP, New York, New York and K&L Gates LLP, New York, New York. Certain legal matters will be passed upon for J.P.Morgan, Citi, Merrill Lynch and Deutsche Bank by Willkie Farr & Gallagher LLP, New York, New York.

PROSPECTUS

Class A Common Stock
Class B Common Stock
Preferred Stock
Participating Preferred Stock
Depositary Shares
Debt Securities
Warrants
Units

We or holders of our securities may from time to time offer our Class A common stock, Class B common stock, preferred stock (which we may issue in one or more series), participating preferred stock, depositary shares representing shares of preferred stock, debt securities (which we may issue in one or more series and which may or may not be guaranteed by some or all of our subsidiaries), warrants entitling the holders to purchase one or more classes or series of these securities or units consisting of two or more of these classes or series of securities. We or the selling security holders will determine when we or they sell securities, the amounts and types of securities we or they will sell and the prices and other terms on which we or they will sell them. We or selling security holders may sell securities to or through underwriters or agents or directly to purchasers.

We will describe in a prospectus supplement, which we will deliver with this prospectus, the terms of particular securities which we offer in the future. We may describe the terms of those securities in a term sheet which will precede the prospectus supplement.

In each prospectus supplement we will include the following information:

•	The names of the underwriters or agents, if any, through which we or the selling security holder will sell the securities;

•	The proposed amounts of securities, if any, which the underwriters will purchase;

•	The compensation, if any, of those underwriters or agents;

•	The major risk factors associated with the securities offered;

•	The initial public offering price of the securities, if there is one;

•	Information about securities exchanges or automated quotation systems on which the securities will be listed or traded; and

•	Any other material information about the offering and sale of the securities.

Our Class A common stock is listed on the New York Stock Exchange under the symbol “LEN” and our Class B common stock is listed on the New York Stock Exchange under the symbol “LEN.B.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities we or selling security holders may be offering or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 25, 2008.

This prospectus is part of a “shelf” registration statement that we filed with the SEC. We or selling security holders may use it to sell any of the securities, or a combination of the securities, described in this prospectus from time to time in one or more offerings. This prospectus contains only a general description of the types of securities we or security holders may offer. Each time we or a securityholder proposes to sell securities, we will file with the SEC a prospectus supplement that describes the specific securities that are being offered and the terms on which they are being offered. The prospectus supplement may also update or change information that is in this prospectus. Before purchasing our securities, you should read this prospectus and the prospectus supplement relating to the specific securities, as well as the information described under the headings “Where You Can Find Additional Information” and “Documents Incorporated by Reference.”

Nobody has been authorized to give any information or to make any representations, other than those contained or incorporated in this prospectus or the applicable prospectus supplement. If given or made, that information or those representations may not be relied upon as having been authorized by us. This prospectus does not constitute an offer to or solicitation of any person in any jurisdiction in which such an offer or solicitation would be unlawful.

FORWARD-LOOKING INFORMATION

Some of the statements in this prospectus and the documents incorporated by reference into this prospectus are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our business, financial condition, results of operations, cash flows, strategies and prospects. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described under the caption “Risk Factors” in this prospectus, those described under the caption “Risk Factors” in our Annual Reports on Form 10-K that we have filed, or will file, with the SEC, which are or will be incorporated into this prospectus by reference, and other factors that may be included in our filings with the Securities and Exchange Commission. We do not undertake any obligation to update forward-looking statements, except as required by Federal securities laws.

LENNAR

We are one of the nation’s largest homebuilders and a provider of financial services. Our homebuilding operations include the construction and sale of single-family attached and detached homes and to a lesser extent multi-level residential buildings, as well as the purchase, development and sale of residential land directly and through unconsolidated entities in which we have investments. Our financial services operations provide mortgage financing, title insurance, closing services and other ancillary services including high-speed internet and cable television for both buyers of our homes and others. Substantially all of the loans that we originate are sold in the secondary mortgage market on a servicing released, non-recourse basis; although, we remain liable for certain limited representations and warranties related to loan sales. We sell substantially all of the loans that we originate in the secondary mortgage market. Through our financial services operations, we also provide high-speed Internet and cable television services to residents of communities we develop and to others.

We are a Delaware corporation. Our principal offices are at 700 Northwest 107th Avenue, Miami, Florida 33172. Our telephone number at these offices is (305) 559-4000. Our website address is www.lennar.com. The information on our website is not part of this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

	Three Months Ended
	February 29,	February 28,	Years Ended November 30,
	2008	2007	2007	2006	2005	2004	2003

Ratio of earnings to fixed charges(1)(2)	–x	3.7x	–x	4.6x	10.5x	9.7x	8.6x

(1)	For the purpose of calculating the ratio of earnings to fixed charges, “earnings” consist of income from continuing operations before income taxes plus “fixed charges” and certain other adjustments. “Fixed charges” consist of interest incurred on all indebtedness related to continuing operations (including amortization of original issue discount) and the implied interest component of our rent obligations.

(2)	For the year ended November 30, 2007 and for the three months ended February 29, 2008, the Company had an earnings-to-fixed charges deficiency of approximately $1.5 billion and $130.5 million, respectively.

There was no preferred stock outstanding for any of the periods shown above. Accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends was identical to the ratio of earnings to fixed charges.

USE OF PROCEEDS

When we offer particular securities, we will describe in the Prospectus Supplement relating to the securities how we intend to use the proceeds of the sale of those securities. If a selling security holder offers securities, it is likely that we will not receive any of the proceeds from the sale of the securities (unless the holder acquires the securities by exercising warrants, in which case we may receive the warrant exercise price).

DESCRIPTION OF DEBT SECURITIES

We will issue the debt securities under either (a) an indenture dated as of June 25, 2004 with U.S. Bank Trust National Association, as trustee, (b) an indenture dated as of December 31, 1997, with The Bank of New York (as Successor Trustee to J.P. Morgan Trust Company, N.A. and First National Bank of Chicago, N.A.) as trustee or (c) one or more other indentures with those or other trustees. We may supplement any of these indentures from time to time. The following paragraphs describe the provisions of the current indentures. We have filed the indenture with U.S. Bank Trust National Association, as trustee, as an exhibit to Registration Statement No. 333-117090, and we have filed the indenture with The Bank of New York, as Successor Trustee to J.P. Morgan Trust Company, N.A. and First National bank of Chicago, N.A., as an exhibit to Registration Statement File No. 333-45527. You can inspect either of these indentures as described under “Where You Can Find More information” on page 11 or at the office of the trustee that is a party to it.

General

The debt securities will be direct obligations of our company and may be either senior debt securities or subordinated debt securities. Some or all of the co-registrants under the registration statement which includes this prospectus (each of which is our direct or indirect wholly-owned subsidiary) may guaranty our payment of debt securities issued under this prospectus. In addition, the debt securities may be secured by the shares of some or all of our subsidiaries or by other assets. Neither of the current indentures limits the principal amount of debt securities that we may issue. We may issue debt securities in one or more series. A supplemental indenture will set forth specific terms of each series of debt securities. There will be prospectus supplements relating to particular series of debt securities. Each prospectus supplement will describe:

•	the title of the debt securities and whether the debt securities are senior or subordinated debt securities;

•	any limit upon the aggregate principal amount of a series of debt securities which we may issue;

•	the date or dates on which principal of the debt securities will be payable and the amount of principal which will be payable;

•	the rate or rates (which may be fixed or variable) at which the debt securities will bear interest, if any, or contingent interest, if any, as well as the dates from which interest will accrue, the dates on which interest will be payable, the persons to whom interest will be payable, if other than the registered holders on the record date, and the record date for the interest payable on any payment date;

•	the currency or currencies in which principal, premium, if any, and interest, if any, will be paid;

•	whether our obligations with regard to the debt securities are guaranteed by some or all of our subsidiaries;

•	whether our obligations with regard to the debt securities are secured by shares of some or all of our subsidiaries or by other assets;

•	the place or places where principal, premium, if any, and interest, if any, on the debt securities will be payable and where debt securities which are in registered form can be presented for registration of transfer or exchange;

•	any provisions regarding our right to prepay debt securities or of holders to require us to prepay debt securities;

•	the right, if any, of holders of the debt securities to convert them into common stock or other securities, including any contingent conversion provisions;

•	any provisions requiring or permitting us to make payments to a sinking fund which will be used to redeem debt securities or a purchase fund which will be used to purchase debt securities;

•	any index or formula used to determine the required payments of principal, premium, if any, or interest, if any;

•	the percentage of the principal amount of the debt securities which is payable if maturity of the debt securities is accelerated because of a default;

•	any special or modified events of default or covenants with respect to the debt securities; and

•	any other material terms of the debt securities.

Neither of the current indentures contains any restrictions on the payment of dividends or the repurchase of our securities or any financial covenants. However, supplemental indentures relating to particular series of debt securities, or future indentures, may contain provisions of that type.

We may issue debt securities at a discount from, or at a premium to, their stated principal amount. A prospectus supplement may describe federal income tax considerations and other special considerations applicable to a debt security issued with original issue discount or a premium.

If the principal of, premium, if any, or interest, if any, with regard to any series of debt securities is payable in a foreign currency, then in the prospectus supplement relating to those debt securities, we will describe any restrictions on currency conversions, tax considerations or other material restrictions with respect to that issue of debt securities.

Form of Debt Securities

We may issue debt securities in certificated or uncertificated form, in registered form with or without coupons or in bearer form with coupons, if applicable.

We may issue debt securities of a series in the form of one or more global certificates evidencing all or a portion of the aggregate principal amount of the debt securities of that series. We may deposit the global certificates with depositaries, and the global certificates may be subject to restrictions upon transfer or upon exchange for debt securities in individually certificated form.

Events of Default and Remedies

An event of default with respect to each series of debt securities will include:

•	our default in payment of the principal of or premium, if any, on any debt securities of any series beyond any applicable grace period;

•	our default for 30 days or a different period specified in a supplemental indenture, which may be no period, in payment of any installment of interest due with regard to debt securities of any series;

•	our default for 60 days after notice or a different period specified in a supplemental indenture, which may be no period, in the observance or performance of any other covenants in the indenture; and

•	certain events involving our bankruptcy, insolvency or reorganization.

Supplemental indentures relating to particular series of debt securities may include other events of default.

Each current indenture provides that the trustee may withhold notice to the holders of any series of debt securities of any default (except a default in payment of principal, premium, if any, or interest, if any) if the trustee considers it in the interest of the holders of the series to do so.

Each current indenture provides that if any event of default has occurred and is continuing, the trustee or the holders of not less than 25% in principal amount of the series of debt securities then outstanding may declare the principal of and accrued interest, if any, on all the debt securities of that series to be due and payable immediately. However, if we cure all defaults (except the failure to pay principal, premium or interest which became due solely because of the acceleration) and certain other conditions are met, that declaration may be annulled and past defaults may be waived by the holders of a majority in principal amount of the series of debt securities then outstanding.

The holders of a majority of the outstanding principal amount of a series of debt securities will have the right to direct the time, method and place of conducting proceedings for any remedy available to the trustee, subject to certain limitations specified in the indenture.

A prospectus supplement will describe any additional or different events of default which apply to any series of debt securities.

Modification of an Indenture

We and the trustee under an indenture may:

•	without the consent of holders of debt securities, modify the indenture to cure errors or clarify ambiguities;

•	with the consent of the holders of not less than a majority in principal amount of the debt securities which are outstanding under the indenture, modify the indenture or the rights of the holders of the debt securities generally; and

•	with the consent of the holders of not less than a majority in outstanding principal amount of any series of debt securities, modify any supplemental indenture relating solely to that series of debt securities or the rights of the holders of that series of debt securities.

However, we may not:

•	extend the fixed maturity of any debt securities, reduce the rate or extend the time for payment of interest, if any, on any debt securities, reduce the principal amount of any debt securities or the premium, if any, on any debt securities, impair or affect the right of a holder to institute suit for the payment of principal, premium, if any, or interest, if any, with regard to any debt securities, change the currency in which any debt securities are payable or impair the right, if any, to convert any debt securities into common stock or any other of our securities, without the consent of each holder of debt securities who will be affected; or

•	reduce the percentage of holders of debt securities required to consent to an amendment, supplement or waiver, without the consent of the holders of all the then outstanding debt securities or outstanding debt securities of the series which will be affected.

Mergers and Other Transactions

Each of our current indentures provides that we may not consolidate with or merge into any other entity, or transfer or lease our properties and assets substantially as an entirety to another person, unless (1) the entity formed by the consolidation or into which we are merged, or which acquires or leases our properties and assets substantially as an entirety, assumes by a supplemental indenture all our obligations with regard to outstanding debt securities and our other covenants under the indenture, and (2) with regard to each series of debt securities, immediately after giving effect to the transaction, no event of default, with respect to that series of debt securities, and no event which would become an event of default, will have occurred and be continuing.

Guarantees

Debt securities may be guaranteed by some or all of our wholly owned subsidiaries. Those guarantees may remain in effect for the life of the guaranteed debt securities, or may terminate on the occurrence of specified events or circumstances. The prospectus supplement describing an issue of debt securities that are guaranteed by some or all of our wholly owned subsidiaries will identify the guarantor subsidiaries, either by name or by category, and will describe the terms of the guarantee, including any conditions to its effectiveness and any events or circumstances under which it will be suspended or terminate.

Concerning the Trustees

U.S. Bank Trust National Association and The Bank of New York, the trustees under the two current indentures, or their affiliates, provide, and may continue to provide, loans and banking services to us in the ordinary course of their businesses.

Governing Law

Each of the indentures, each supplemental indenture, and the debt securities issued under them will be governed by, and construed in accordance with, the laws of New York State.

DESCRIPTION OF WARRANTS

Each issue of warrants will be the subject of a warrant agreement which will contain the terms of the warrants. We will distribute a prospectus supplement with regard to each issue of warrants. Each prospectus supplement will describe, as to the warrants to which it relates:

•	the securities which may be purchased by exercising the warrants (which may be Class A common stock, Class B common stock, preferred shares, participating preferred shares, debt securities, depositary shares or units consisting of two or more of those types of securities);

•	the exercise price of the warrants (which may be wholly or partly payable in cash or wholly or partly payable with other types of consideration);

•	the period during which the warrants may be exercised;

•	any provision adjusting the securities which may be purchased on exercise of the warrants and the exercise price of the warrants in order to prevent dilution or otherwise;

•	the place or places where warrants can be presented for exercise or for registration of transfer or exchange; and

•	any other material terms of the warrants.

DESCRIPTION OF COMMON STOCK AND PREFERRED SHARES

Our authorized capital stock consists of 300,000,000 shares of Class A common stock, $0.10 par value, 90,000,000 shares of Class B common stock, $0.10 par value, 100,000,000 shares of participating preferred stock, $0.10 par value, and 500,000 shares of preferred stock, $10.00 par value. At February 15, 2008, 129,732,582 shares of our Class A common stock, 31,284,797 shares of our Class B common stock and no shares of participating preferred stock or preferred stock were outstanding.

Preferred Stock

We may issue preferred stock in series with any rights and preferences which may be authorized by our board of directors. We will distribute a prospectus supplement with regard to each series of preferred stock. Each prospectus supplement will describe, as to the series of preferred stock to which it relates:

•	the title of the series;

•	any limit upon the number of shares of the series which may be issued;

•	the preference, if any, to which holders of the series will be entitled upon our liquidation;

•	the date or dates on which we will be required or permitted to redeem shares of the series;

•	the terms, if any, on which we or holders of the series will have the option to cause shares of the series to be redeemed;

•	the voting rights of the holders of the series;

•	the dividends, if any, which will be payable with regard to the series (which may be fixed dividends or participating dividends and may be cumulative or non-cumulative);

•	the right, if any, of holders of the series to convert them into another class or series of our stock or securities, including provisions intended to prevent dilution of those conversion rights;

•	any provisions by which we will be required or permitted to make payments to a sinking fund which will be used to redeem shares of the series or a purchase fund which will be used to purchase shares of the series; and

•	any other material terms of the series.

Holders of shares of preferred stock will not have preemptive rights.

Class A and Class B Common Stock

All the outstanding shares of our Class A and Class B common stock are fully paid and nonassessable and are entitled to participate equally and ratably in dividends and in distributions available for the common stock on liquidation. The transfer agent and registrar for the Class A and Class B common stock is Computershare Trust Company, N.A. of Canton, Massachusetts.

Our Class B common stock is identical in every respect with our Class A common stock, except that (a) each share of Class B common stock entitles the holder to ten votes on each matter submitted to the vote of the common stockholders, while each share of Class A common stock entitles the holder to only one vote, (b) amendments to provisions of our Certificate of Incorporation relating to the Class A common stock or the Class B common stock require the approval of a majority of the shares of Class A common stock which are voted with regard to them (as well as approval of a majority in voting power of all the outstanding Class A and Class B common stock combined), and (c) under Delaware law, certain matters affecting the rights of holders of Class B common stock may require approval of the holders of the Class B common stock voting as a separate class.

At February 15, 2008, Stuart A. Miller, our President and Chief Executive Officer, had voting control, through family-owned entities and personal holdings, of Class A and Class B common stock which would entitle Mr. Miller to approximately 48.6% of the combined votes which could be cast by the holders of our outstanding Class A and Class B common stock combined. That gives significant influence to Mr. Miller in electing all our directors and approving most matters that are presented to our stockholders. Mr. Miller’s voting power might discourage someone from making a significant equity investment in us, even if we needed the investment to meet our obligations and to operate our business.

DESCRIPTION OF PARTICIPATING PREFERRED STOCK

Our participating preferred stock is identical with the Class A common stock in every way, except that (a) no dividends may be paid with regard to the Class A and Class B common stock in a calendar year until the holders of the participating preferred stock have received a total of $.0125 per share, then no dividends may be paid in that year with regard to the participating preferred stock until the holders of the Class A and Class B common stock have received dividends totaling $.0125 per share, and then any additional dividends in the year will be paid on an equal per share basis to the holders of the participating preferred stock and of the Class A and Class B common stock, (b) if we are liquidated, none of our assets may be distributed to the holders of the Class A and Class B common stock until the holders of the participating preferred stock have received assets totaling $10 per share, then no assets may be distributed to the holders of the participating preferred stock until the holders of the Class A and Class B common stock have received assets totaling $10 per share, and then any further liquidating distributions will be made on an equal per share basis to the holders of the participating preferred stock and of the Class A and Class B common stock, and (c) holders of participating preferred stock will vote separately on corporate actions which would change the participating preferred stock or would cause the holders of the participating preferred stock to receive per share consideration in a merger or similar transaction which is different from the per share consideration received by the holders of the Class A and Class B common stock.

DESCRIPTION OF DEPOSITARY SHARES

We may issue depositary receipts representing interests, which are called depository shares, in shares of our common stock of either class or of particular series of preferred stock. We will deposit the common or preferred stock which is the subject of depositary shares with a depositary, which will hold that common or preferred stock for the benefit of the holders of the depositary shares, in accordance with a deposit agreement between the depositary and us. The holders of depositary shares will be entitled to all the rights and preferences of the common or preferred stock to which the depositary shares relate, including dividend, voting, conversion, redemption and liquidation rights, to the extent of their interests in that common or preferred stock.

While the deposit agreement relating to a particular series of common or preferred stock may have provisions applicable solely to that series of preferred stock, all deposit agreements relating to common or preferred stock we issue will include the following provisions:

Dividends and Other Distributions.  Each time we pay a cash dividend or make any other type of cash distribution with regard to the common stock or to the preferred stock of a series, the depositary will distribute to the holder of record of each depositary share relating to that common stock or to that series of preferred stock an amount equal to the dividend or other distribution per depositary share the depositary receives. If there is a distribution of property other than cash, the depositary either will distribute the property to the holders of depositary shares in proportion to the depositary shares held by each of them, or the depositary will, if we approve, sell the property and distribute the net proceeds to the holders of the depositary shares in proportion to the depositary shares held by them.

Withdrawal of Preferred Stock.  A holder of depositary shares will be entitled to receive, upon surrender of depositary receipts representing depositary shares, the number of shares of the applicable class of common stock or series of preferred stock, and any money or other property, to which the depositary shares relate.

Redemption of Depositary Shares.  Whenever we redeem shares of a series of preferred stock held by a depositary, the depositary will be required to redeem, on the same redemption date, depositary shares constituting, in total, the number of shares of that series held by the depositary which we redeem, subject to the depositary’s receiving the redemption price of those shares. If fewer than all the depositary shares relating to a series are to be redeemed, the depositary shares to be redeemed will be selected by lot or by another method we determine to be equitable.

Voting.  Any time we send a notice of meeting or other materials relating to a meeting to the holders of a class of common stock or a series of preferred stock to which depositary shares relate, we will provide the depositary with sufficient copies of those materials so they can be sent to all holders of record of the applicable depositary shares, and the depositary will send those materials to the holders of record of the depositary shares on the record date for the meeting. The depositary will solicit voting instructions from holders of depositary shares and will vote or not vote the common or preferred stock to which the depositary shares relate in accordance with those instructions.

Liquidating Distributions.  Upon our liquidation, dissolution or winding up, the holder of each depositary share will be entitled to what the holder of the depositary share would have received if the holder had owned the number of shares of common stock or of the series of preferred stock which is represented by the depositary share.

Conversion.  If shares of a series of preferred stock are convertible into common stock or other of our securities or property, holders of depositary shares relating to that series of preferred stock will, if they surrender depositary receipts representing depositary shares with appropriate instructions to convert them, receive the shares of common stock or other securities or property into which the number of shares of the series of preferred stock to which the depositary shares relate could at the time be converted.

Amendment and Termination of a Deposit Agreement.  We and the depositary may amend a deposit agreement, except that an amendment which materially and adversely affects the rights of holders of depositary shares, or would be materially and adversely inconsistent with the rights granted to the holders of the class of common stock or series of preferred stock to which they relate, must be approved by holders of at least two-thirds of the outstanding depositary shares. No amendment will impair the right of a holder of depositary shares to surrender the depositary receipts evidencing those depositary shares and receive the common or preferred stock to which they relate, except as required to comply with law. We may terminate a deposit agreement with the consent of holders of a majority of the depositary shares to which it relates. Upon termination of a deposit agreement, the depositary will make the shares of common or preferred stock to which the depositary shares issued under the deposit agreement relate available to the holders of those depositary shares. A deposit agreement will automatically terminate if:

•	all outstanding depositary shares to which it relates have been withdrawn, redeemed or converted or

•	the depositary has made a final distribution to the holders of the depositary shares issued under the deposit agreement upon our liquidation, dissolution or winding up.

Miscellaneous.  There will be provisions (i) requiring the depositary to forward to holders of record of depositary shares any reports or communications from us which the depositary receives with respect to the common or preferred stock to which the depositary shares relate, (ii) regarding compensation of the depositary, (iii) regarding resignation of the depositary, (iv) limiting our liability and the liability of the depositary under the deposit agreement (usually to failure to act in good faith, gross negligence or willful misconduct) and (v) indemnifying the depositary against certain possible liabilities.

DESCRIPTION OF UNITS

We may issue securities in units, each consisting of two or more types of securities. For example, we might issue units consisting of a combination of debt securities and warrants to purchase common stock. If we issue units, the prospectus supplement relating to the units will contain the information described above with regard to each of the securities that is a component of the units. In addition, each prospectus supplement relating to units will

•	state how long, if at all, the securities that are components of the units must be traded in units, and when they can be traded separately;.

•	state whether we will apply to have the units traded on a securities exchange or securities quotation system;

•	describe how, for U.S. federal income tax purposes, the purchase price paid for the units is to be allocated among the component securities.

LEGAL MATTERS

Clifford Chance US LLP, New York, New York, or other counsel selected by the Company with regard to a particular offering, who will be named in the prospectus supplement relating to that offering, will pass upon the validity of any securities we offer by this prospectus. If the validity of any securities is also passed upon by counsel for the underwriters of an offering of those securities, that counsel will be named in the prospectus supplement relating to that offering.

EXPERTS

The consolidated financial statements, the related financial statement schedule, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K, and the effectiveness of Lennar Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You can read and copy any materials that we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. You can call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC’s Internet Web site at www.sec.gov. In addition, you can read and copy our SEC filings at the offices of the New York Stock Exchange, 20 Broad Street, New York, N.Y.

INCORPORATION BY REFERENCE

We disclose important information to you by referring you to documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus.

We are incorporating by reference in this prospectus the following documents, which we have previously filed with the SEC. Each of the documents incorporated by reference is an important part of this prospectus.

(a) our Annual Report on Form 10-K for our fiscal year ended November 30, 2007;

(b) our Quarterly Report on Form 10-Q for our quarterly period ended February 29, 2008;

(c) our Current Reports on Form 8-K filed on December 3, 2007, January 18, 2008, January 25, 2008 (but only as to Item 2.03 and the exhibits related to it), February 25, 2008, April 9, 2008 and June 12, 2008;

(d) the description of our Class A common stock contained in our Registration Statement on Form 8-A filed with the SEC on May 21, 1996; and

(e) the description of our Class B common stock contained in our Registration Statement on Form 8-A filed with the SEC on April 8, 2003.

Whenever after the date of this prospectus, we file reports or documents under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, those reports and documents will be deemed to be part of this prospectus from the time they are filed. Any statements made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, in a prospectus supplement or in any subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes the statement. Nothing in this prospectus will be deemed to incorporate information furnished by us on Form 8-K that, pursuant to SEC rules, is not deemed “filed” for purposes of the Exchange Act.

We will provide upon request to each person to whom a copy of this prospectus is delivered, a copy of any or all of the documents (or portions of documents) that have been incorporated by reference in this prospectus. We will provide this information at no cost to the requester upon written request addressed to:

Lennar Corporation
700 Northwest 107th Avenue
Miami, Florida 33172
Attn: General Counsel

No dealer, salesperson, or other person has been authorized to give any information or to make any representations in connection with an offer made by this prospectus other than those contained in it and, if given or made, such information or representations must not be relied upon as having been authorized by Lennar. This prospectus does not constitute an offer to sell or the solicitation of an offer to purchase any security other than those to which it relates, nor does it constitute an offer to sell, or the solicitation of an offer to purchase, to any person in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such an offer or solicitation. Neither the delivery of this prospectus nor any sale of securities under it will, under any circumstances, create any implication that there has been no change in the affairs of the company since the date of this prospectus or that the information contained in this prospectus is correct as of any time subsequent to the date of this prospectus.

Class A Common Stock
Class B Common Stock
Preferred Stock
Participating Preferred Stock
Depositary Shares
Debt Securities
Warrants
Units

PROSPECTUS

June 25, 2008